Exhibit 99.1

EDITORIAL CONTACT:	PRGP05002

Amy Flores

+1 650 752 5303

amy_flores@agilent.com

Agilent Technologies Names William Sullivan as President and CEO

Ned Barnholt to Retire as Chairman, President and CEO

PALO ALTO, Calif., Jan. 19, 2005 — Agilent Technologies Inc. (NYSE: A) today announced that its board of directors has elected William P. (Bill) Sullivan as the company’s next president and chief executive officer, effective March 1, 2005. Sullivan, 55, currently Agilent’s executive vice president and chief operating officer, succeeds Edward W. (Ned) Barnholt, who has announced his retirement as chairman, president and CEO of the company he helped launch following its spin-off from Hewlett-Packard in 1999. Barnholt, 61, had previously been an executive vice president of HP and the general manager of its measurement organization that incorporated all of Agilent’s business groups.

“The past six years as Agilent’s CEO have been rewarding ones for me,” said Barnholt. “While I will miss this important part of my life, I look forward to what lies ahead. I leave Agilent with a great sense of pride in terms of what we have accomplished. We are financially sound, we have a leaner, more flexible organization, and we have extended our market leadership through continued innovation. We have achieved this thanks to the hard work and dedication of all our outstanding employees around the world.

“It’s the right time for me to step down, and Bill Sullivan is clearly the right person to lead the company forward,” added Barnholt. “He has a proven track record of results, experience in multiple businesses, and strong leadership skills. After many years at HP and Agilent, Bill understands our company very well. I look forward to working with him through the transition.”

James G. Cullen, 62, who has served on Agilent’s board of directors since 2000, will assume the position of non-executive chairman upon Barnholt’s retirement in March. At that time, Sullivan will join the board. Barnholt will stay on as chairman emeritus as long as needed to ensure a smooth transition.

In addition to his current responsibilities as executive vice president and COO of Agilent, Sullivan has had overall responsibility for the Electronic Products and Solutions Group (EPSG), Agilent’s largest business group. He has been instrumental in returning this business to financial health and in helping to lead the company’s operational transformation. Sullivan was formerly senior vice president and general manager of Agilent’s Semiconductor Products Group. He joined Hewlett-Packard in 1976, and during the course of his career developed considerable expertise in telecommunications, data communications, computers and semiconductors.

“I want to acknowledge the tremendous contribution that Ned Barnholt has made to Agilent,” said Sullivan. “It has been a privilege to work with him. The past six years have been a roller-coaster ride for all of us, but under Ned’s leadership, the company was successfully launched, navigated the downturn and transformed all of its major operations. Agilent is now stronger than ever and is well positioned for future success.

“I am delighted and honored to have the opportunity to lead Agilent, one of the world’s premier technology companies,” Sullivan added. “This is a great organization and I look forward to continuing my work with the outstanding Agilent team.”

Sullivan, who was born in Yakima, Wash., received a Bachelor of Science degree from the University of California at Davis.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global technology leader in communications, electronics, life sciences and chemical analysis. The company’s 28,000 employees serve customers in more than 110 countries. Agilent had net revenue of $7.2 billion in fiscal year 2004. Information about Agilent is available on the Web at www.agilent.com.

# # #

NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.